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                                                                  Exhibit 10.13

                                               BOREALIS SP AGREEMENT NUMBER 101

                        BOREALIS TECHNOLOGY CORPORATION
                   NORTH AMERICAN SOLUTION PROVIDER AGREEMENT

        This North American Solution Provider Agreement (the "Agreement") is made and entered into as of October 2, 1996, (the "Effective Date") by and between Borealis Technology Corporation, a Delaware corporation with offices at 923 Tahoe Boulevard, Suite 211, Incline Village, NV 89451 ("Borealis"), and American Technology Corporation, a Missouri corporation with offices at 1400 N. Providence Road, Suite 105, Media, PA 19063-2053 ("Solution Provider").

                                    RECITALS

        A. Borealis Technology Corporation owns certain computer software known as Arsenal Designer, Arsenal Client and Arsenal Application Server which provides a Sales Automation development and runtime environment for the development and execution of application programs used in connection with Sales Automation.

        B. Borealis desires to permit Provider and Solution Providers duly authorized Implementation Agents to use such software, to develop such application programs for Borealis and Solution Provider's customers, in accordance with the terms and conditions of this Agreement.

        NOW THEREFORE, Borealis and Solution Provider agree as follows:

        1.      DEFINITIONS

                1.1 "Application" means a computer software program that is developed and implemented by the Solution Provider using the Software. An Application must consist of significant and material functionality separate and independent of the functionality provided by the Software itself, and must add significant commercial value independent of the Software. An Application does not include any of the Software.

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                1.2  "Arsenal Designer" means the portion of the Software that defines and administers the Arsenal development, roll-out and system administration environment.

                1.3 "Arsenal Client" means the portion of the Software that runs the compiled application developed with the Arsenal Designer.

                1.4 "Arsenal Application Server" means the portion of the Software that manages synchronization, roll-out and client server connections.

                1.5 "Intellectual Property Rights" means patent rights, copyright rights, trade secret rights, and any other intellectual property rights recognized by the laws of an applicable jurisdiction.

                1.6 "Software" means the Arsenal Designer, Arsenal Client, Arsenal Application Server and other software generally made available to customers as shown on the North American Price List and related documentation listed on Exhibit A, including any bug fixes, modifications and updates thereto provided by Borealis to Solution Provider or generally made available to its customers.

                1.7 "The North American Price List" means the standard list price document generally made available to customers stating general terms and conditions and list price for Borealis products and services attached hereto and made a part hereof in Exhibit A.

                1.8 "Products" means the software, manuals, brochures, maintenance agreements and promotional items generally made available to Borealis customers as shown on the North American Price List and related documentation listed on Exhibit A.

                1.9 "Implementation Agent" means a non-Solution Provider employee that has been trained by Borealis in the implementation of Arsenal Software. The Implementation Agent shall act as a contract employee/consultant working for the Solution Provider. Solution Provider agrees that all Implementation Agents will have current, signed contracts and confidentiality agreements with Solution Provider. Solution Provider shall have complete responsibility to maintain contractual, customer project management and

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customer interface responsibilities with all Solution Provider and/or Borealis customers.  Implementation Agents are not authorized to sell Borealis products.

        2.      LICENSE

                2.1 Development License. Subject to the terms and conditions of this Agreement, Borealis grants Solution Provider a non-exclusive, non-transferable (except as specified in Section 2.2) license to use the Software solely for the purpose of selling to Solution Provider and/or Borealis customers and developing, demonstrating, testing, implementing, and maintaining Applications for Borealis' and Solution Provider's end-user customers.
Solution Provider may modify the Arsenal Client and configure the Arsenal Application Server solely as necessary to use the Software in accordance with the license rights granted under this Section 2.1. Solution Provider may not modify the Arsenal Designer or any Software except for the Arsenal Client.

                2.2 Distribution and Software License Agreement. Subject to the terms and conditions of this Agreement, Borealis grants Solution Provider a non-exclusive, non-transferable license to distribute copies of the Software ordered by Solution Provider to Solution Provider's end user customers, in machine-readable, compiled object code format only, along with transferring the license rights to use such copies of the Software only for such customers' internal business purposes, only in connection with the sale or license of an Application developed and implemented for such customer, according to the terms of the standard Borealis North American Software License Agreement, as attached hereto and made a part hereof in Exhibit C (the "North American Software License Agreement"). Solution Provider acknowledges and agrees that, prior to such transfer, Solution Provider shall obtain from such end user customer an executed copy of the North American Software License Agreement.
For each such transfer, Solution Provider will promptly submit to Borealis an executed North American Software License Agreement, as attached hereto and made a part hereof in Exhibit C. Solution Provider shall have no right to sublicense the rights granted hereunder. Solution Provider shall not distribute or market the Software in any manner except as expressly provided in this Section 2.2. Solution Provider specifically acknowledges and agrees that Solution Provider shall only distribute Software to customers for use by each such customer on computers at least forty percent (40%) of which are located in North America, as provided in the North American Software

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License Agreement. Solution Provider agrees to use reasonable commercial efforts to enforce violations, infringements and breaches under the North American Software License Agreements and to inform Borealis promptly of any known violations, infringements and breaches.

        3.      LICENSE RESTRICTIONS

                3.1 No Unauthorized Transfers. Solution Provider will not transfer, sublicense, sell, lease, or otherwise distribute or make available the Software to any third party, except as expressly authorized in this Agreement.

                3.2 No Reverse Engineering. Solution Provider will not disassemble, decompile, reverse engineer or otherwise attempt to determine the source code or structure of the Software nor permit any third party to do so.

                3.3 No Unauthorized Modifications. Solution Provider will not modify the Software, except as expressly authorized in Section 2.1 hereof.

                3.4 No Unauthorized Use. Solution Provider will not use the Software, except as expressly authorized in Section 2.1 hereof.

                3.5 No Copying. Solution Provider will not copy the Software, except as necessary to use the Software in accordance with the license granted under Section 2, and except for a reasonable number of copies for backup and archival and a reasonable number of copies of customer applications required to support a Solution Provider or Borealis customer implementation of Arsenal. Solution Provider will reproduce any copyright notice or other proprietary notice or legend of Borealis on each copy Solution Provider makes of the Software.

                3.6 Limited Rights. No license or other right is granted, by implication, estoppel or otherwise, to Solution Provider, under any Intellectual Property Rights now or hereafter owned or controlled by Borealis except for the licenses expressly granted in Section 2. Borealis reserves all rights and licenses to the Software not expressly granted to Solution Provider hereunder.


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        4.      INTELLECTUAL PROPERTY OWNERSHIP

                4.1 Borealis' Rights. Borealis has and will at all times retain sole and exclusive ownership of all Intellectual Property Rights and all other right, title and interest worldwide in and to the Software, whether or not the Software is incorporated in or combined with any other product.

                4.2 Solution Provider's Rights. Subject to Borealis' rights in the Software, Solution Provider has and will at all times retain sole and exclusive ownership of all Intellectual Property Rights, and all other right, title and interest worldwide in all modification made by Solution Provider to the Arsenal Client as expressly authorized herein, and to any Application developed by Solution Provider using the Software.

        5.      ORDERING

                5.1 Orders. Solution Provider will order Products from Borealis by purchase order. Solution Provider may order copies of the Software for use by Solution Provider in accordance with its license rights granted under
Section 2.1 or for distribution to Borealis' and Solution Provider's end-user customers for use in connection with such customers' use of Application developed by Solution Provider, as authorized in Section 2.2.

                5.2 Acceptance. All purchase orders shall require customer end user information and are subject to acceptance by Borealis, at its sole discretion. Each purchase order submitted by Solution Provider will specify whether such copy will be used by Solution Provider or transferred to a Solution Provider end user customer. In the latter case, Solution Provider shall attach a completed Borealis North American Software License Agreement with such purchase order. Any terms and conditions of any such purchase order which are in addition to or inconsistent with the terms and conditions of this Agreement will be deemed stricken from such purchase order.

                5.3 Shipment. Orders will be shipped F.O.B. Borealis' site freight paid. Unless specified in Solution Provider's purchase order, Borealis will select the mode of shipment and the carrier. Borealis will use its reasonable efforts to ship ordered products


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to the Solution Provider in accordance with delivery schedules specified in the purchase order as accepted by Borealis. Solution Provider will be solely responsible for shipping to Solution Provider's customers copies of Products ordered by Solution Provider for such customers under this Agreement.

        6.      PAYMENTS

                6.1 Prices and Payments for Products. During the term of this Agreement, the prices for Products ordered by Solution Provider pursuant to
Section 5.1 will be determined by Borealis' then-current North American Price List, adjusted by the Solution Provider Product discounts set forth in Exhibit
B. Borealis' prices for the Products are subject to change upon thirty (30) days written notice to Solution Provider. Multiple user pricing is on a per customer basis only. Customer orders cannot be combined to achieve lower per user licensing cost. All shipping, insurance and other similar charges for delivery of the Products to Solution Provider will be paid by the Solution Provider.

                6.2 Payment Terms. Solution Provider will make all payments to Borealis due under this Agreement within thirty (30) days of the invoice date of each invoice from Borealis. Any payment not paid within thirty (30) days of the invoice date shall be subject to an interest charge, computed on the unpaid daily balance, of the lesser of (i) one and one-half percent (1.5%) per month and (ii) the maximum rate permitted by law. Solution Provider shall pay all of Borealis' costs and expenses (including reasonable attorney's fees) to enforce and preserve Borealis' rights under this Section 6.2.

                6.3 Taxes. All amounts payable under this Agreement are exclusive of all sales, use, value-added, withholding, and other taxes and duties. Solution Provider will pay all taxes and duties assessed in connection with this Agreement and its performance by any authority within or outside of the U.S., except for taxes payable on Borealis' net income. Borealis will be promptly reimbursed by Solution Provider for any and all taxes or duties that Borealis may be required to pay in connection with this Agreement and its performance.

        7. SOLUTION PROVIDER PRICING FREEDOM. Solution Provider is and will remain entirely free to determine its own resale prices and license fees for the Software and Applications at its own discretion.


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        8.      CONFIDENTIALITY

                8.1 Confidentiality Obligations. Solution Provider acknowledges that the Software (including without limitation the source code for the Software) and any other technical, financial or business information disclosed by Borealis to Solution Provider ("Confidential Information") contains valuable confidential and proprietary information and trade secrets that belong to Borealis, and that the unauthorized use or disclosure of any such Confidential Information would cause irreparable financial and other damages to Borealis. Solution Provider will not disclose to any third party or use or duplicate any Confidential Information for any purpose, except as expressly authorized in this Agreement. Solution Provider will limit the disclosure of Confidential Information to those employees of Solution Provider who have a need to access Confidential Information for the performance of this Agreement and who have executed a non-disclosure agreement consistent with the terms of this Agreement. Solution Provider further agrees to take all reasonable measures to maintain the confidence of all Confidential Information in Solution Provider's possession or control, which measures will in no event be less than the measures Solution Provider takes to protect its own confidential and proprietary information of similar importance.

                8.2 Exceptions. Confidential Information does not include information that: (a) is now or subsequently becomes generally available to the public through no fault or breach on the part of Solution Provider; (b) Solution Provider can demonstrate was rightfully in its possession without an obligation of confidentiality prior to disclosure to Solution Provider by Borealis; (c) is independently developed by Solution Provider without use of any Confidential Information, as evidenced by written documentation; or (d) Solution Provider rightfully obtains from a third party, without restriction as to use or disclosure.

                8.3 Injunctive Relief. The parties acknowledge that (i) the restrictions and obligations contained in this Section 8 are reasonable and necessary to protect Borealis' legitimate interests, (ii) in the event of a violation of these restrictions, remedies at law may be inadequate and such violation may cause irreparable damages to Borealis within a short period of time, and (iii) that Borealis will be entitled to seek injunctive relief against each and every violation without the necessity of posting a bond.

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                8.4 Licensing Agreement. All details of this Solution Provider agreement (pricing, terms, etc.) is confidential information between Borealis and Solution Provider.

        9.      MAINTENANCE AND SUPPORT

                9.1 By Borealis. Except as otherwise agreed to in writing by the parties, Borealis shall not be responsible for providing support to Solution Provider's end-user customers in connection with such customers' use of Applications or with such customers use of the Software. Subject to receipt by Borealis of all payments for maintenance of the Software, Borealis will provide Solution Provider with: (i) software updates, revisions and error corrections for the Software in accordance with Borealis' standard maintenance and support policies and procedures; (ii) updates and enhancements for the Software to the extent that Borealis generally provides such updates and enhancements to Borealis' system Solution Provider customers without separately charging for such updates and enhancements; and (iii) access to Borealis' "hot-line" for inquiries from Solution Provider relating to the Software on Borealis' normal business days and access to standard product training and implementation training.

                9.2 By Solution Provider. Solution Provider acknowledges that it is solely responsible for providing first-line technical support to its end-user customers in connection with such customers' use of Applications and Software, at a level consistent with generally-accepted industry standards for such support. At a minimum, Solution Provider will: (a) provide prompt pre- and post-sales support for Software and for all Applications developed by Solution Provider for its customers; (b) provide installation assistance and consultation on the use of Applications and Software; (c) timely respond to customers' general questions concerning use of Applications and Software; and
(iv) assist customers in the diagnosis and correction of problems encountered in using Applications and Software. Borealis reserves the right to amend the prices charged by Borealis for such maintenance and support services if Borealis determines in its reasonable discretion, that Solution Provider has failed to provide maintenance and support services to Solution Provider's end-user customers consistent with the terms and conditions set forth in
Section 9.2. In addition, Solution Provider agrees to establish Borealis dedicated support persons

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that will be available during normal Solution Provider business hours to support customer inquiries, questions and problems, etc. At a minimum, Solution Provider further agrees to support customers with the call back response times and capabilities described by Exhibit D.

        10.     LIMITED WARRANTY

                10.1 Limited Warranty. Borealis warrants that, for a period of one hundred eighty (180) days after shipment of the Software to Solution Provider, such Software will substantially conform with the applicable documentation in all material respects. Borealis does not warrant that the operation of the Software will be uninterrupted or error free. Solution Provider's sole remedy for any failure of the Software to conform to such warranty shall be to notify Borealis of the problem, in which event Borealis shall use all reasonable and diligent efforts to promptly correct such problem or provide a workaround or replacement for such Software.

                10.2 Disclaimer. THE PROVISIONS OF THIS SECTION 10 SET FORTH SOLUTION PROVIDER'S SOLE REMEDY AND BOREALIS' SOLE LIABILITY WITH RESPECT TO THE PERFORMANCE OF THE SOFTWARE, REGARDLESS OF WHETHER THIS REMEDY FAILS OF ITS ESSENTIAL PURPOSE. BOREALIS HEREBY DISCLAIMS ALL OTHER WARRANTIES TO SOLUTION PROVIDER OR ITS CUSTOMERS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. THE EXPRESS LIMITED WARRANTY STATED ABOVE IS IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF BOREALIS FOR DAMAGES INCLUDING, BUT NOT LIMITED TO, INCIDENTAL OR CONSEQUENTIAL DAMAGES OCCURRING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE PRODUCTS.

        11.     LIMITATIONS OF LIABILITY

                11.1 General Limitation. REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE, BOREALIS SHALL NOT BE LIABLE TO SOLUTION PROVIDER OR TO ANY THIRD PARTY FOR ANY


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LOST PROFITS, LOSS OF USE OR LOSS OF DATA, INTERRUPTION OF BUSINESS, OR ANY
OTHER SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHETHER UNDER THIS AGREEMENT OR OTHERWISE AND WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE.

                11.2 Overall Liability. BOREALIS' TOTAL LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE AMOUNT PAID BY SOLUTION PROVIDER TO BOREALIS FOR THE ITEM OR THE PRODUCT THAT GIVES RISE TO THE LIABILITY.

        12.     INDEMNIFICATION

                12.1 Borealis Indemnity. Borealis shall defend, at its expense, any claim (or suit) brought against Solution Provider alleging that the Software furnished hereunder infringes any United States Intellectual Property Rights (excluding patent rights) of any third party, and will pay all costs (including reasonable attorney's fees) and damages finally awarded against Solution Provider in any such suit, provided that Borealis is given prompt written notice of such claim and is given information, reasonable assistance and sole authority to defend or settle the claim. Should the Software become, or in Borealis' opinion be likely to become, the subject of a claim infringement, Borealis may (a) obtain for Solution Provider the right to continue using the Software, (b) replace or modify the Software so that it becomes non-infringing, or (c) should either of the foregoing not be reasonably available in Borealis' reasonable judgment, terminate this Agreement without liability and return to Solution Provider an amount calculated based on the sum of payments made pursuant to this Agreement to Borealis during the three (3) years prior to termination, in each case reduced on a pro-rated monthly basis from the date of such payment.

                12.2  Exceptions.  Borealis will have no liability under
Section 12.1 above if the alleged infringement arises from: (a) the combination, operation or use of the Software with programs or data not supplied by Borealis or (b) modifications of the Software not made by Borealis. Solution Provider will defend, at its expense, any claim


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(suit) brought against Borealis as a result of infringement or alleged infringement covered by this section 12.2 and will pay all costs and damages finally awarded in any such suit.

                12.3 Solution Provider Indemnity. Except for Borealis' obligations under Section 12.1, Solution Provider shall defend, at its expense, any claim (or suit) brought against Borealis arising out of any acts, omissions or negligence of Solution Provider, its employees or agents, in connection with the use of the Software, and will pay all costs (including reasonable attorney's fees) and damages finally awarded in any such suit, provided that Solution Provider is given prompt written notice of such claims and is given information, reasonable assistance and sole authority to defend or settle the claim.

                12.4 Exclusive Remedy. THE PROVISIONS OF THIS SECTION 12 SET FORTH SOLUTION PROVIDER'S SOLE REMEDY AND BOREALIS' SOLE LIABILITY WITH RESPECT TO CLAIMS OF INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS.

        13.     TERM AND TERMINATION

                13.1 Term. This Agreement will become effective on the Effective Date and will continue in full force and effect until December 31, 1999 (the "Initial Period"), unless terminated earlier in accordance with the terms of this Agreement. At the end of the Initial Period, this Agreement will automatically renew for successive one year periods ("Renewal Periods") unless either party provides written notice to the other party, at least thirty (30) days prior to the end of the Initial or any Renewal Period of its intent to terminate this Agreement, in which case this Agreement shall terminate at the end of such period.

                13.2 Termination for Material Breach. Either party may terminate this Agreement at any time if the other party commits a material breach of any of the material terms or conditions of this Agreement and fails to remedy such breach within thirty (30) days after receiving written notice from the other party of such breach.

                13.3 Automatic Termination. To the extent permitted by applicable law, this Agreement will automatically terminate without notice if either party: (a) becomes insolvent, or unable to pay its debts as they mature;
(b) makes an assignment for the benefit


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of its creditors; (c) is liquidated or dissolved; or (d) has proceedings commenced against it (whether voluntary or involuntary) under any bankruptcy, insolvency or debtors' relief law and, in the case of involuntary proceedings, such proceedings are not vacated or set aside within (60) days from the date of commencement thereof.

                13.4 Termination for Convenience. Borealis shall not terminate this agreement for convenience prior to December 31, 1999. After December 31, 1999 Borealis may terminate this Agreement upon one hundred eighty
(180) days written notice to Solution Provider.

                13.5  Effect of Termination.

                      (a) Upon the expiration or termination of this Agreement, the rights and license granted to Solution Provider under this Agreement will automatically cease and Solution Provider will immediately return to Borealis, or at Borealis' option, to another solution provider, all of Solution Provider's copies of the Software and all materials and other items relating to the Software (except as specified in Section 13.5(b), below), including, without limitation, the Confidential Information of Borealis, all portions thereof and all copies of the same. At the Solution Providers option, Solution Provider shall be permitted to convert consigned Software to licensed software at the equivalent list price of said software, less the Solution Providers standard discount in effect at the time of termination. The Solution Providers initial consignment fee shall be applied to the purchase of said software. In addition, Solution Provider shall immediately transfer to Borealis, or at Borealis' option, to another solution provider, all additional materials and information necessary to enable Borealis or another solution provider to support Solution Provider's end-user customer's use of the Software and Applications. At Borealis' option and upon the prior written approval of Borealis, Solution Provider may destroy all such items instead of returning them, provided Solution Provider gives Borealis written certification by an officer of Solution Provider that all such items have been destroyed.

                      (b) Notwithstanding Section 13.5(a), upon the expiration or termination of this Agreement, for a period not to exceed one hundred and eighty (180) days after termination, Solution Provider shall continue to have sole responsibility for supporting its existing end-user customers until the transfer of all technology and information set forth in Section 13.5(a), has been completed and Borealis or another

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solution provider is able to provide such support. During such period, Solution
Provider may receive support from Borealis in connection with such end-user customers; provided, however, that Solution Provider pays Borealis a percentage (to be determined by the parties) of any maintenance fees received by Solution Provider from all such end-users who pay maintenance fees to Solution Provider. Notwithstanding the foregoing, Solution Provider agrees that Borealis will have the right to amend such percentage if Borealis determines, in its reasonable discretion, that Solution Provider has failed to provide maintenance and support services to Solution Provider's end-user customers consistent with the terms and conditions set forth in Section 9.2.

                        (c) All copies of the Software transferred to Solution Provider end-user customers shall remain subject to the End-User License Agreements between Borealis and such end-user customers.

                13.6 No Damages for Termination. Neither party will be liable to the other for damages of any type solely as a result of terminating this Agreement in accordance with its terms.

                13.7 Survival. The rights and obligations of the parties under Sections 4, 6, 8, 10.2, 11, 13.5, 13.6, 14 and 15 will survive the termination or expiration of this Agreement for any reason.

        14. EXPORT CONTROL. Borealis Products are not for export outside of North America defined as Canada, Mexico and the United States. Solution Provider agrees to comply with all export laws and restrictions and regulations of the United States Department of Commerce or other United States or other sovereign agency or authority, and not to export, or allow the export or re-export of any technical data or any direct product thereof in violation of any such restrictions, laws or regulations, or unless and until all required licenses and authorizations are obtained to the countries specified in the current U.S. Export Administration Regulations (or any successor supplement or regulations). Solution Provider further agrees to provide Borealis with any and all letters of assurance or other articles required by the United States Department of Commerce or other United States or other sovereign agency or authority.


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        15.     GENERAL TERMS

                15.1 Assignment. This Agreement will bind and inure to the benefit of each party's permitted successors and assigns. Solution Provider may not assign, sublicense or transfer any of its rights or obligations hereunder either in whole or in part, without the prior written consent of Borealis. Any attempt to assign this Agreement without such consent will be null and void.

                15.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, except that body of law concerning conflicts of law. The parties agree that any disputes arising under this Agreement will be resolved in the state or federal courts located in Reno, Nevada and the parties expressly consent to personal jurisdiction therein.

                15.3 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible and the other provisions of this Agreement will remain in full force and effect.

                15.4 Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, will be settled by binding arbitration in English in Reno, Nevada before a single arbitrator reasonably familiar with the technology and business pertaining to the products covered by this Agreement, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties agree that this Section 15.4 does not apply to breaches of confidentiality or Intellectual Property Rights provisions and that either party may petition a court of law for injunctive relief and such other rights and remedies as it may have at law or equity against such breaches.

                15.5 Force Majeure. Neither party will be responsible for any failure or delay in its performance under this Agreement (except of payment for money owed) due to causes beyond its reasonable control (each a "Force Majeure"), including, but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, earthquakes, accidents, strikes, or fuel crises, provided that the delayed party (i) gives


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prompt written notice thereof to the other party, and in any event within fifteen (15) days of discovery thereof; and (ii) uses its reasonable efforts to correct such failure or delay in its performance. The delayed party's time for performance or cure under this Section 15.5 shall be extended for a period equal to the duration of the Force Majeure.

                15.6 Notices. All notices under this Agreement will be deemed given when delivered personally, sent by confirmed facsimile transmission, sent by certified or registered U.S. mail, return receipt requested, postage prepaid, or sent by nationally-recognized express courier to the address listed above or as may otherwise be specified by either party to the other in accordance with this section.

                15.7 Relationship of Parties. Solution Provider is an independent contractor. Neither Solution Provider nor Solution Provider's employees, consultants, contractors or agents are agents, employees, partners or joint ventures of Borealis, nor do they have any authority to bind Borealis by contract or otherwise to any obligation.

                15.8 Waiver. No failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights.

                15.9 Entire Agreement. This Agreement and its exhibition are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior Agreements, communications, and understandings (both written and oral), regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

                15.10 Equitable Relief. Solution Provider acknowledges that any breach of its obligations under this Agreement with respect to the Intellectual Property Rights or Confidential Information of Borealis will cause Borealis irreparable harm and significant


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injury which would be difficult to ascertain and which would not be compensable by damages alone, and, therefore, that Borealis will be entitled to equitable relief in addition to all other remedies provided by this Agreement or available at law.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

SOLUTION PROVIDER                               BOREALIS
By /s/ SHEKAR SWAMY                             By: /s/ RICHARD E. MELLOR
  -------------------                              -----------------------
Name: Shekar Swamy                              Name: Richard E. Mellor
Title: President                                Title: Chief Operating Officer

Address: 1400 N. Providence Road, Suite 105     Address: 923 Tahoe Blvd., Suite 211
         Media, PA 19063-2052                            Incline Village, Nevada 89451

Phone:  (610) 891-6660                          Phone:  (702) 832-0300
Fax:    (610) 891-6662                          Fax:    (702) 832-7753
Contact: Shekar Swamy                           Contact: Stanley "Skip" King


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